Exhibit 5.1

[Dewey & LeBoeuf LLP Letterhead]

                                                     July 23, 2009

Central European Distribution Corporation

Two Bala Plaza, Suite 300

Bala Cynwyd, PA 19004

Ladies and Gentlemen:

We have acted as counsel for Central European Distribution Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate of 9,185,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), of which 7,685,000 shares of Common Stock (the “Primary Shares”) are being issued and sold by the Company and 1,500,000 shares of Common Stock (the “Secondary Shares”) are being sold by Mark Kaoufman (the “Selling Stockholder”), in each case pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated July 20, 2009, among the Company, the Selling Stockholder and Jefferies & Company, Inc. and UniCredit CAIB Securities UK Ltd., as representatives of the underwriters named therein, and a Registration Statement on Form S-3 (File No. 333-149487) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), including a Prospectus Supplement (the “Prospectus Supplement”), dated July 20, 2009, filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2009.

In connection with this letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate for the purposes of this letter, including the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company. We have also assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of each person signing each instrument presented to us and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, contracts, agreements, instruments and certificates we have reviewed as of their stated dates and as of the date hereof.

Based upon the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth herein, we are of the opinion that:

(1)	the Primary Shares have been duly authorized for issuance and, when the Primary Shares are issued and delivered against payment therefore in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable; and

Central European Distribution Corporation

July 23, 2009

(2)	the Secondary Shares are validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York, and the opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to any other laws or as to matters governed by any other laws, and we express no opinion with respect to the Company’s compliance or non-compliance with applicable federal securities laws. Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to principles of comity and general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing.

We consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dewey & LeBoeuf LLP

DEWEY & LEBOEUF LLP